Exhibit 3.3a

                 AMENDED AND RESTATED CERTIFICATE OF DESIGNATION
                                     OF THE
                      SERIES B CONVERTIBLE PREFERRED STOCK
                                 (NO PAR VALUE)
                                       OF
                             SAGAMORE HOLDINGS, INC.

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         The undersigned,  a duly authorized officer of Sagamore Holdings, Inc., a Florida  corporation  (the  "Company"),  in accordance  with the provisions of
Section 607.0602 of the Florida Business Corporation Act, DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors by unanimous written consent pursuant to Section 607.0821 of the Florida Business Corporation Act on September 17, 2004:

         WHEREAS, that that on September 14, 2004, the Board of Directors approved the designation of Series B Convertible Preferred Stock, no par value (the "Series B Preferred Stock"), to consist of up to Ten Million (10,000,000) shares, and fixed the powers, designations, preferences, and relative, participating, optional and other special rights of the shares of such Series B Preferred Stock;

         WHEREAS, no shares of Series B Preferred Stock has been issued and the Board of Directors has determined that it is in the best interests of the Company to amend and restate the designations for the Series B Preferred Stock;

         RESOLVED that the Series B Preferred Stock shall have the following powers, designations, preferences and relative, participating, optional and other special rights:

                                    SECTION 1

                              DESIGNATION AND RANK

         1.1. Designation. This resolution shall provide for a single series of Preferred Stock, the designation of which shall be "Series B Convertible Preferred Stock", no par value. The number of authorized shares constituting the Series B Preferred Stock is 10,000,000. The Series B Preferred Stock will have no liquidation preference as set forth in Section 3.1 below.

         1.2. Rank. With respect to the payment of dividends and other distributions on the capital stock of the Company, including the distribution of the assets of the Company upon liquidation, the Series B Preferred Stock shall be equal to the common stock of the Company, par value $0.001 per share (the "Common Stock") and junior to all other series of preferred stock, including shares of Series A Preferred Stock.

                                    SECTION 2

                                 DIVIDEND RIGHTS

         2.1. Dividends or Distributions. The holders of Series B Preferred Stock shall be entitled to receive dividends or distributions on a pro rata basis according to their holdings of shares of Series B Preferred Stock on an as converted basis as provided in Section 4 hereof when and if dividends are declared on the Common Stock of the Company by the Board of Directors of the Company. Dividends shall be paid in cash or property, as determined by the Board of Directors.

                                    SECTION 3

                               LIQUIDATION RIGHTS

         3.1. Liquidation Preference. The Series B Preferred Stock Shall have no liquidation preference.

                                    SECTION 4

                                CONVERSION RIGHTS

         4.1. Conversion. Collectively, the shares of Series B Preferred Stock shall be convertible (the "Conversion Rights"), at the option of the holder thereof, at any time after the date of issuance of such share (subject to Section 4.5 hereof), at the office of the Company or any transfer agent for the Series B Preferred Stock into the lesser of: (i) 75,000,000 shares of Common Stock; or (ii) fifty-one percent (51%) of the outstanding shares of Common Stock after giving effect to the conversion of the Series B Preferred Stock. The shares of Common Stock received upon conversion shall be fully paid and non-assessable shares of Common Stock

         4.2. Adjustments. The Conversion Price of the Series B Preferred Stock as described in Section 4.1 above shall be adjusted from time to time as follows:

         (a) In the event of any reclassification of the Common Stock or recapitalization involving Common Stock (including a subdivision, or combination of shares or any other event described in Sections 4.2(a) or (b)) the holders of the Series B Preferred Stock shall thereafter be entitled to receive, and provision shall be made therefore in any agreement relating to the reclassification or recapitalization, upon conversion of the Series B Preferred Stock, the kind and number of shares of Common Stock or other securities or property (including cash) to which such holders of Series B Preferred Stock would have been entitled if they had held the number of shares of Common Stock into which the Series B Preferred Stock was convertible immediately prior to such reclassification or recapitalization; and in any such case appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series B Preferred Stock, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares, other securities, or property thereafter receivable upon conversion of


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

the Series B Preferred  Stock. An adjustment made pursuant to this  subparagraph
(a) shall become effective at the time at which such reclassification or recapitalization becomes effective.

         (b) In the event the Company shall declare a distribution payable in securities of other entities or persons, evidences of indebtedness issued by the Company or other entities or persons, assets (excluding cash dividends) or options or rights not referred to in Sections 4.2(a) above, the holders of the Series B Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Company into which their shares of Series B Preferred Stock are convertible as of the record date fixed for the determination of the holders of shares of Common Stock of the Company entitled to receive such distribution or if no such record date is fixed, as of the date such distribution is made.

         4.3. Procedures for Conversion.

         (a) In order to exercise conversion rights pursuant to Section 4.1(a) above, the holder of the Series B Preferred Stock to be converted shall deliver an irrevocable written notice of such exercise to the Company, at its principal office. The holder of any shares of Series B Preferred Stock shall, upon any conversion of such Series B Preferred Stock in accordance with this Section 4, surrender certificates representing the Series B Preferred Stock to the Company, at its principal office, and specify the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. In case such holder shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes (if transfer is to a person or entity other than the holder thereof) payable upon the issuance of shares of Common Stock in such name or names. As promptly as practicable, and, if applicable, after payment of all transfer taxes (if transfer is to a person or entity other than the holder thereof), the Company shall deliver or cause to be delivered certificates representing the number of validly issued, fully paid and nonassessable shares of Common Stock to which the holder of the Series B Preferred Stock so converted shall be entitled. Such conversion, to the extent permitted by law, shall be deemed to have been effected as of the date of receipt by the Company of any notice of conversion pursuant to Section 4.1(a) above, or, in the case of an automatic conversion pursuant to Section 4.1(b) above, upon the occurrence of any event specified therein. Upon conversion of any shares of Series B Preferred Stock, such shares shall cease to constitute shares of Series B Preferred Stock and shall represent only a right to receive shares of common stock into which they have been converted.

         (b) In connection with the conversion of any shares of Series B Preferred Stock, no fractions of shares of Common Stock shall be issued, but the Company shall pay cash in lieu of such fractional interest in an amount equal to the product of the Conversion Price and such fractional interest.

         (c) The Company shall at all times reserve and keep available out of its authorized Common Stock the full number of shares of Common Stock of the Company issuable upon the conversion of all outstanding shares of Series B Preferred Stock. In the event that the Company does not have a sufficient number of shares of authorized but unissued Common Stock necessary to satisfy the full conversion of the shares of Series B Preferred Stock, then the Company shall call and hold a meeting of the shareholders within forty-five (45) days of such


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

occurrence for the sole purpose of increasing the number of authorized shares of Common Stock. The Company's Board of Directors shall recommend to shareholders a vote in favor of such proposal and shall vote all shares held by them, in proxy or otherwise, in favor of such proposal. This remedy is not intended to limit the remedies available to the holders of the Series B Preferred Stock, but is intended to be in addition to any other remedies, whether in contract, at law or in equity.

         4.4. Notices of Record Date. In the event that the Company shall propose at any time: (i) to declare any dividend or distribution upon any class or series of capital stock, whether in cash, property, stock or other securities; (ii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iii) to merge or consolidate with or into any other corporation, or to sell, lease or convey all or substantially all of its property or business, or to liquidate, dissolve or wind up; then, in connection with each such event, the Company shall mail to each holder of Series B Preferred Stock:

         (a) at least twenty (20) days' prior written notice of the date on which a record shall be taken for such dividend or distribution (and specifying the date on which the holders of the affected class or series of capital stock shall be entitled thereto) or for determining the rights to vote, if any, in respect of the matters referred to in clauses (ii) and (iii) in Section 4.4 above; and

         (b) in the case of the  matters  referred  to in  Section  4.4 (ii) and
(iii) above, written notice of such impending  transaction not later than twenty
(20) days prior to the shareholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holder in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction (and specify the date on which the holders of shares of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event) and the Company shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Company has given the first notice provided for herein or sooner than ten (10) days after the Company has given notice of any material changes provided for herein.

         4.5. Limitations of Conversion Rights. The holders of the shares of Series B Preferred Stock may not exercise their Conversion Rights until all of the shares of Series A Preferred Stock have been either (i) converted into shares of Common Stock, or (ii) redeemed. After such time, the holders of Series B Preferred Stock may exercise their Conversion Rights at any time.

                                    SECTION 5

                                  VOTING RIGHTS

         5.1. General. Except as otherwise provided herein or required by law, the holders of Series B Preferred stock and the holders of Common Stock shall vote together and not as separate classes.

         5.2. Preferred Stock. As a class, the holders of Series B Preferred Stock shall, collectively, be entitled to cast fifty-one percent (51%) of the votes on all matters submitted to the stockholders of the Company for approval.


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

The holders of shares of the Series B Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. Holders of Series B Preferred Stock shall be entitled to notice of any stockholders meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series B Preferred Stock held by each holder could be converted), shall be disregarded.

                                    SECTION 6

                                  MISCELLANEOUS

         6.1. Headings of Subdivisions. The headings of the various Sections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

         6.2. Severability of Provisions. If any right, preference or limitation of the Series B Preferred Stock set forth herein (as this resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.



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

         IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be signed, under penalties of perjury, by Robert Farrell, its President.

DATED:   SEPTEMBER 17, 2004                         SAGAMORE HOLDINGS, INC.

                                                    By:  /s/Robert Farrell
                                                        ------------------------
                                                         Robert Farrell
                                                         President




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